EXHIBIT 99.1

PRESS RELEASE

Contact: Roger N. Tuttle
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

EZENIA! INC. Announces 2006 Third Quarter Financial Results

Nashua, N.H., November 2, 2006 — Ezenia! Inc. (OTCBB:EZEN.OB), a leading market provider of  real-time collaboration solutions for corporate and government networks and eBusiness,  today reported financial results for its third quarter and nine month period ended September 30, 2006.

The Company generated revenues of approximately $2.9 million for the third quarter of 2006, an 11.7% decrease from approximately $3.3 million for the third quarter of 2005. For the nine months ended September 30, 2006, revenue was approximately $10.1 million, an increase of 4.4% when compared to the nine months ended September 30, 2005.

Income from operations for the quarter ended September 30, 2006 was approximately $398 thousand as compared to approximately $986 thousand, for the same period of 2005.  For the nine-month period ended September 30, 2006, income from operations was approximately $2.4 million, compared to approximately $2.5 million for the same period of 2005.

Net income for the quarter ended September 30, 2006 was approximately $394 thousand, or $0.03 per share, as compared to net income of approximately $1.0 million, or $0.07 per share, for the same period of 2005.  For the nine-month period ended September 30, 2006, net income was approximately $2.7 million, or $0.19 per share, as compared to approximately $2.7 million, or $0.18 per share, for the same period of 2005.

GAAP net income for the third quarter of fiscal 2006 includes approximately $159 thousand of income tax expense ($0.01 per share) and approximately $138 thousand of equity-based compensation expense ($0.01 per share) relating to the Company’s implementation of Statement of Financial Accounting Standards (SFAS) 123R “Share Based Payments” in the first quarter of the current year. There was no income tax or equity-based compensation expense for the period ended September 30, 2005.

Net working capital increased approximately 62.0% to approximately $10.6 million for the period ended September 30, 2006 from approximately $6.5 million for the period ended September 30, 2005.  For the nine-month period ended September 30, 2006, total cash and net collectible accounts receivable balance was approximately $13.2 million, an increase of approximately $1.9 million or 16.5%, from the period ended September 30, 2005.

“In spite of the budgetary constraints within the Department of Defense (“DoD”) during the final quarter of the government’s fiscal year end, we were able to record our twelfth consecutive quarter of profitability.  The decline in revenue for the third quarter of 2006 can be attributed primarily to these budgetary constraints as we saw delays of IWS development contracts and discretionary service-related purchases” noted Khoa Nguyen, Ezenia Chairman and Chief Executive Officer.  “Nevertheless, we were pleased to receive, very late in the quarter, a $1 million award for Phase 2 of our Small Business Innovative Research (“SBIR”) contract with the Air Force Research Laboratory (“AFRL”). As the prime contractor of the project, a first-time occurrence for the Company, we will work closely with the AFRL and our partners to ensure success and create a Rapid Prototype Solution for the Collaboration Gateway Project.”

“Moreover, we continued to make steady improvements to our infrastructure by adding resources to our engineering and sales teams,” further remarked Mr. Nguyen.  “The first benefits of our engineering investment have materialized with the introduction of two new exciting and dynamic enhancements to our award-winning InfoWorkSpace product, EZinFORM and EZinCMD, which have applicability to military and civilian environments.  EZinFORM allows agents in the field or employees in remote offices to record and register critical information, inform their superiors at headquarters, share information across agencies or departments, make recommendations on actions to be taken, and have the IWS system automatically keeping track of such activities either for auditing or reviewing purposes.  EZinCMD derived by real-life, actual needs from battlefield experience provides a commanding officer or executive leader total command to react effectively and decisively to mission-critical or emergency situations, by giving him or her the capability and flexibility to instantaneously assemble necessary units or teams on demand, accelerate immediate dissipation of sensitive information, leverage the total expertise and experience of all participants, and mobilize the entire team to bring to bear their combined efforts.  By focusing on true customer needs for military and civilian applications and continuing deliberate investments to improve and expand our product line and sales infrastructure, we believe that we will ultimately achieve our goal of aggressive top line and bottom line growth.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and eGovernment. By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance. Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat. The ability to discuss projects, share information, and modify documents allows users to significantly improve team communication and accelerate the decision-making process. More information about Ezenia! Inc. and its product and service offerings can be found at the Company’s Web site, http://www.ezenia.com.

Note to Investors Regarding Forward-Looking Statements

Statements included herein that are not historical facts may be considered forward-looking statements. You can identify these forward-looking statements by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” and similar words.  Such forward-looking statements, including statements regarding our long-term strategy, improvements in our infrastructure, and proposed earnings per share growth targets, involve risks and uncertainties that could cause actual operating results to differ materially from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Company’s 2005 Annual Report on Form 10-K as amended for the year ended December 31, 2005, such as the evolution of Ezenia!’s market, dependence on the United States government as its largest customer and on other major customers, continued funding of defense programs by the United States government and the timing of such funding, rapid technological change and competition within the collaborative software market, its reliance on third-party technology, protection of its propriety technology, acceptance of IWS in the commercial market, retention of key employees, stock price volatility, customer acceptance of Version 3.0 of InfoWorkSpace, its history of liquidity concerns and operating losses, and other considerations that are discussed further in such report. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made.  The Company disclaims any obligation to update forward-looking statements after the date of such statements.

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Note: Ezenia! is a registered trademark of Ezenia! Inc. and the Ezenia! Logo and InfoWorkSpace are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products is available at http:// www.ezenia.com.

EZENIA! INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share related data)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$11,668	$9,405
Accounts receivable, less allowances of $413 at September 30, 2006 and $339 at December 31, 2005	1,533	4,533
Prepaid software licenses	2,188	2,477
Prepaid expenses and other current assets	375	311
Deferred tax assets	336	138
Total current assets	16,100	16,864

Capitalized software, net	105	—
Equipment and improvements, net	321	247
Total assets	$16,526	$17,111

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	263	1,593
Accrued expenses	197	415
Employee compensation and benefits	208	46
Deferred revenue	4,833	7,125
Total current liabilities	5,501	9,179

Stockholders’ equity
Preferred stock, $.01 par value; 2,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 15,310,518 issued and 14,650,081 outstanding at September 30, 2006; 15,248,386 issued and 14,587,949 outstanding at December 31, 2005	153	152
Capital in excess of par value	64,277	63,930
Accumulated deficit	(50,544)	(53,289)
Treasury stock at cost, 660,437 shares at September 30, 2006 and December 31, 2005	(2,861)	(2,861)
	11,025	7,932
Total liabilities and stockholders’ equity	$16,526	$17,111

EZENIA! INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for share and per share related data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues
Product revenue	$2,890	$3,080	$9,033	$8,858
Product development revenue	—	145	1,028	622
Service revenue	7	56	63	216
	2,897	3,281	10,124	9,696

Cost of revenues
Cost of product revenue	993	1,005	2,970	2,965
Cost of product development revenue	—	63	358	293
Cost of service revenue	5	14	15	50
	998	1,082	3,343	3,308

Gross profit	1,899	2,199	6,781	6,388

Operating expenses
Research and development	485	307	1,247	821
Sales and marketing	384	434	1,041	1,178
General and administrative	500	367	1,719	1,302
Occupancy and other facilities related expenses	104	94	305	523
Depreciation	28	11	72	24
Total operating expenses	1,501	1,213	4,384	3,848

Income from operations	398	986	2,397	2,540

Interest income, net	155	56	337	126
Other income	—	—	—	10
	155	56	337	136

Income before income taxes	553	1,042	2,734	2,676
Income tax expense (benefit)	159	—	(11)	—
Net income	$394	$1,042	$2,745	$2,676

Basic and diluted net earnings per share:
Basic	$0.03	$0.07	$0.19	$0.18
Diluted	$0.03	$0.07	$0.18	$0.18
Weighted average common shares:
Basic	14,647,487	14,546,198	14,634,473	14,454,133
Diluted	14,914,259	15,282,837	14,936,218	15,117,473